Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-163380) of our report, which includes an explanatory paragraph relating to CorMedix Inc.’s ability to continue as a going concern, dated February 24, 2010, on our audits of the financial statements of CorMedix Inc. as of December 31, 2009 and 2008, and for the years then ended and for the period from July 28, 2006 to December 31, 2009.  We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
February 24, 2010